HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1700
                             CHICAGO, ILLINOIS 60611


August 29, 2008

State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA 02116
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

         Reference is made to the Administration Agreement between us dated as of August 31, 2001 (the "Agreement"). Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment fund, namely the Henderson Industries of the Future Fund.

         In accordance with the Additional Funds provisions of Section 1 of the Agreement, we request that you act as Administrator with respect to the Additional Investment Funds.

         Please indicate your acceptance of the foregoing by executing four copies of this Agreement, returning one to the Fund and retaining three copies for your records.

Very truly yours,

Henderson Global Funds

By:   /s/ Christopher K. Yarbrough
      ----------------------------
      Name: Christopher K. Yarbrough
      Title: Secretary

Accepted:

State Street Bank and Trust Company

By:   /s/ Gary L. French
      ----------------------------
      Name: Gary L. French
      Title: Senior Vice President